AGREEMENT

THIS AGREEMENT made effective as of the 16th day of June, 2008.

BETWEEN:

SOUTHERN STAR ENERGY INC., of 307 – 1178 Hamilton Street, Vancouver, B.C., Canada V6B 2S2

(the “Corporation”)

AND:

DOUGLAS M. HARWELL, of 616 Memorial Heights Drive, Apt. 17303, Houston, TX 77007

(the “Executive”)

WHEREAS:

A.	The Corporation is engaged in the business of oil and gas exploration;
B.	The Corporation requires the services of an Operations Manager and wishes to engage the Executive as an employee;
C.	The Executive has agreed to accept the position of Operations Manager of the Corporation on the terms and conditions of this Agreement

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby covenant and agree as follows:

A.            DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings:

1.1.	“Base Salary” means US $160,000 per year.
1.2.	“Board” means Board of Directors of the Corporation.
1.3.	“Change of Control Event” means the occurrence of any one of the events set out in paragraphs 1.3.1 to 1.3.3 below:
1.3.1.

the acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of 30% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors,

1.3.2.

the approval by the stockholders of the Corporation of a reorganization, merger or consolidation of the Corporation in which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than

50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or

1.3.3.	a liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.

In the case of the occurrence of any of the events set forth in this Section 1.3, a Change of Control Event shall be deemed to occur immediately prior to the occurrence of any such events. An event shall not constitute a Change of Control Event if its sole purpose is to change the jurisdiction of the Corporation’s organization or to create a holding Corporation, partnership or trust that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such event. Additionally, a Change of Control Event will not be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change of Control Event.

1.4.	“Common shares” or “common stock” means the common shares, without par value of the Corporation.
1.5.

“Confidential Information” means information, whether or not originated by the Executive, that relates to the business or affairs of the Corporation, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Executive, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

1.5.1.

work product resulting from or related to work or projects performed for or to be performed for the Corporation or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

1.5.2.

computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

1.5.3.

internal Corporation personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Corporation’s business;

1.5.4.

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Corporation that have been or are being discussed; and

1.5.5.

all information that becomes known to the Executive as a result of his employment or engagement as a consultant with the Corporation that the Executive, acting reasonably, believes is confidential information or that the Corporation takes measures to protect.

Confidential Information does not include:

1.5.6.

the general skills and experience gained during the Executive’s employment or engagement with the Corporation that the Executive could reasonably have been expected to acquire in similar employment or engagements with other companies;

1.5.7.	information publicly known without breach of this Agreement or similar agreements; or

1.5.8.

information, the disclosure of which is required to be made by any law, regulation or governmental authority (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Corporation, and to the extent of the requirements (to the extend reasonable possible in the circumstances), the Corporation is afforded an opportunity to dispute the requirement.

1.6.	“Directors” means the Directors of the Corporation, and “Director” means any one of them;
1.7.	“Disability Termination” means a termination by the Corporation due to a Total Permanent Disability.
1.8.	“Employment Effective Date” means June 16, 2008.
1.9.	“Employment Services” means those services described in paragraph 2.1 herein.
1.10.	“Employment Termination Date” means the date of termination of the Executive’s employment with the Corporation and is the earliest of:
1.10.1.	the effective date of any resignation by the Executive; or
1.10.2.	the effective date of any termination by the Corporation of the Executive, whether with or without Just Cause.
1.11.	“Escrow Agreement” means the agreement appended hereto as Schedule “A”.
1.12.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.13.

“Executive’s Stock Options” means those options to purchase two hundred fifty thousand (250,000) Common Shares granted under the Stock Option Plan as described at paragraph 2.6.2 herein and the Stock Option Agreement.

1.14.	“Just Cause” includes, but is not limited to:
1.14.1.	the Executive’s failure to properly discharge his lawful duties, or any material breach or non-observance by the Executive of any material provision of this Agreement;
1.14.2.	the Executive’s conviction for any crime respecting the property of the Corporation, or the Executive’s personal honesty;
1.14.3.

any breach by the Executive of his obligations under the Corporation’s code of conduct or any policies or procedures adopted by the Corporation from time to time, and disseminated to employees in accordance with the Corporation’s normal practice, provided that such conduct would amount to just cause as a matter of common law;

1.14.4.

any breach by the Executive of the fiduciary duties normally owed by an Operations Manager of a Corporation including the duty to avoid conflicts of interest, and to act honestly and in good faith with a view to the best interests of the Corporation; or

1.14.5.	any other material breach of this Agreement by the Executive.
1.15.	“Material Acquisition” means the acquisition of any property of at least US $3 million net to the Corporation.
1.16.	“Stock Option Agreement” means the agreement appended hereto as Schedule “B”.
1.17.	“Stock Option Plan” means the 2007 Stock Option Plan adopted by the Corporation.

1.18.

“Total Permanent Disability” means the inability of the Executive substantially to perform his duties under this Agreement for a continuous period of more than four (4) months. Such disability shall be determined by the Executive’s attending physician, acting reasonably, and if the Corporation disagrees with the determination of such physician, the Corporation shall have the sole right to employ a physician of its choosing to examine the Executive and make an independent determination of whether the Executive is, in fact, totally and permanently disabled.

B.	Terms and Conditions OF EMPLOYMENT
2.1	Employment.
2.1.1.	The Corporation agrees to employ the Executive from the Employment Effective Date until the Employment Termination Date, as the Operations Manager of the Corporation.
2.1.2.	The Executive agrees to perform such duties and responsibilities as may be reasonably required of an Operations Manager of a publicly-traded corporation of a similar size and gross revenues.
2.1.3.	The Executive shall report to the President and shall have such authority as the President may from time to time delegate to the Executive.
2.1.4.	The Executive shall always act in accordance with any reasonable decision of and obey and carry out all lawful and reasonable orders given to him by the President.
2.2.

Location. The Executive’s employment will be based in Houston, Texas. The Executive understands that he will be required to travel regularly in order to fulfil his duties as the Operations Manager of the Corporation.

2.3.	Faithful Service. The Executive will diligently and faithfully devote his best efforts on behalf of and to advance the Corporation’s interests.
2.4.

Time and Energy. Unless prevented by ill health, or physical or mental disability or impairment, the Executive shall, during the term of employment, devote his full working time, care and attention to the business of the Corporation in order to properly discharge his duties hereunder and will not, without the prior written consent of the Corporation, engage in any other business, profession or occupation.

2.5.

Fiduciary Role. The Executive acknowledges that the Operations Manager is a fiduciary of the Corporation and he agrees to serve the Corporation in a manner which is consistent with the fiduciary duties owed by an executive to the Corporation. Without limiting the generality of the foregoing, the Executive shall observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest.

2.6.	Compensation. During the term of employment under this Agreement, and any extension thereof, the Corporation shall pay and provide the Executive compensation on terms described below:
2.6.1.	Cash Compensation.
2.6.1.1.	As compensation for his services to the Corporation, the Executive shall receive the Base Salary, as amended in accordance with paragraph 2.6.1.2 herein.
2.6.1.2.

During the term of employment under this Agreement, the Board shall review the Base Salary annually in light of the Executive’s performance and to ensure that such amounts are competitive with amounts paid to similarly situated Executives of companies comparable to the Corporation and shall increase such amounts as the Board may approve.

2.6.1.3.	The Base Salary shall be payable in semi-monthly instalments, subject to all tax withholding, statutory and other deductions.
2.6.2.	Stock Options.
2.6.2.1.

Upon completion of the probationary period set out at paragraph 2.7.1 herein and subject to compliance with all applicable laws and the rules of any quotation system or stock exchange, then applicable, the Corporation will grant to the Executive the Executive Stock Options, exercisable at a price of $1.00 per share for a term of five (5) years from the Employment Effective Date.

2.6.2.2.

The Executive Stock Options will vest in equal annual instalments over a three-year period with the first one-third (1/3) of the Executive Stock Options vesting on the Date which is one (1) year after the date of grant of the Executive Stock Options.

2.6.2.3.	Notwithstanding paragraph 2.6.2.2 of this Agreement, all of the Executive Stock Options will vest upon the occurrence of a Change in Control Event.
2.6.2.4.	The terms of the Executive Stock Options are documented in the Stock Option Agreement.
2.6.2.5.

The terms of the Executive Stock Options are subject to the Provisions of the Stock Option Plan, as may be amended from time to time, and any inconsistencies among this Agreement, the Stock Option Agreement and the Stock Option Plan, shall be governed by the provisions of the Stock Option Plan.

2.6.3.	Incentive Bonuses. The Corporation shall pay the Executive the Incentive Bonuses in accordance with the following terms:
2.6.3.1.

During the first year of employment, a maximum of two bonus payments of US $20,000 each, less any applicable statutory deductions, upon the successful closing of a Material Acquisition or the completion of a new well on a prospect outside the current Sentell Field project; and

2.6.3.2.	At the first anniversary of the Employment Effective Date, a bonus of up to US $40,000, less any applicable statutory deductions, to awarded solely at the discretion of the Board.
2.6.4.	Employee Benefits.
2.6.4.1.

The Executive shall, to the extent eligible, be entitled to participate in all of the Corporation’s benefit, welfare and retirement plans and programs, provided by the Corporation to its senior officers in accordance with the terms thereof as they may be in effect from time to time.

2.6.4.2.

Without limiting the generality of paragraph 2.6.4.1, the Corporation will reimburse the Executive for the COBRA fees paid by the Executive on the health insurance policy, under which the Executive and his immediate family members are beneficiaries, presently maintained by the Executive and as listed in Schedule “C” hereto.

2.6.5.

Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Corporation shall pay or reimburse the Executive for all reasonable business expenses which the Executive actually, necessarily and properly incurs in the performance of his normal employment duties under this Agreement, including, but not limited to, expenses related to travel, accommodation and communication in performing his employment duties.

2.6.6.

Vacation. The Executive shall be entitled to paid time off in accordance with the standard written policies of the Corporation with respect to its senior officers, but in no event, not less than 15 days per calendar year not including, and in addition to, weekends and statutory holidays. For partial years of employment, the Executive shall be entitled to a pro-rated number of vacation days.

2.7.	Probation and Termination of Employment.
2.7.1.

Probation. There will be a ninety (90) day probationary period of assessment during which the Corporation or the Executive may terminate this Agreement without notice or other compensation, except for salary and other benefits owing to the effective date of termination.

2.7.2.	Death or Disability.
2.7.2.1.

Subject to the obligations of the Corporation to comply with its obligations, if any, under applicable human rights or similar legislation to accommodate the Executive’s Total Permanent Disability, the Corporation may terminate the Executive’s employment in the event of a Total Permanent Disability.

2.7.2.2.	The Executive’s employment shall automatically terminate on the Executive’s death.
2.7.2.3.

In the event the Executive’s employment with the Corporation terminates during the Term by reason of the Executive’s death or as a result of a Disability Termination, then upon and immediately effective on the Date of Termination:

(a)

the Executive’s Stock Options and any other stock options granted to the Executive which have not vested shall vest immediately and be immediately exercisable subject to the terms of the applicable Stock Option Agreement; and

(c)	the Corporation shall promptly pay and provide the Corporation (or in the event of the Executive’s death, the Executive’s estate):
(i)	any unpaid Base Salary through the Employment Termination Date, and
(ii)	reimbursement for any unreimbursed expenses incurred through to the Employment Termination Date.
2.7.3.	Termination for Just Cause.
2.7.3.1.	The Corporation may terminate the Executive’s employment for Just Cause by giving the Executive written notice of termination.
2.7.3.2.	In the event that the Executive’s employment with the Corporation is terminated by the Corporation for Just Cause, the Executive shall not be entitled to:
(a)	any additional payments or benefits hereunder, other than for amounts due and owing up to the Employment Termination Date; or
(b)	exercise any unexercised Stock Options, whether released or not.

2.7.4.	Termination Other than for Just Cause.
2.7.4.1.	The Corporation may terminate the Executive’s employment at any time after the Employment Effective Date for other than Just Cause.
2.7.4.2.

If the Executive’s employment with the Corporation is terminated by the Corporation other than for Just Cause, and subject to paragraph 2.7.5., the Corporation delivers notice of termination to the Executive, then the Corporation shall pay the Executive a lump sum amount equal to three (3) months of the Base Salary and,

(a)	in the event the Corporation is continuing to reimburse the Executive for his COBRA fees, pay the Executive a lump sum equal to the fees for three (3) months; or
(b)	if the Corporation is providing benefits pursuant to paragraph 2.6.4, at the Corporation’s sole discretion:
(i)	continue to provide the Executive with the benefits provided under paragraph 2.6.4 for three (3) months from the date of termination of the Executive’s employment; or
(ii)	paying the Executive a lump sum equal to the cost of providing the Executive such benefits for three (3) months.
2.7.4.3.	If the Executive’s employment with the Corporation is terminated by the Corporation other than for Just Cause:
(a)	the Executive may exercise any vested Executive Stock Options in accordance with the terms of the Stock Option Agreement; and
(b)	any unvested Executive Stock Options shall terminate immediately upon termination of employment.
2.7.4.4.

The notice and payment in lieu provisions set out at paragraphs 2.7.4 herein are inclusive of and not in addition to any notice or payment in lieu of notice to which the Executive may be entitled under the state or federal law. In no case shall the Executive receive less notice or payment in lieu of notice that that to which the Executive is entitled under the state or federal law. If the Executive is entitled to a greater period of notice or payment in lieu of notice pursuant to the federal or state law, such notice or payment shall constitute the Executive’s full entitlement to notice or severance under this Agreement.

2.7.5.	Termination on Change of Control.
2.7.5.1.

The Executive may immediately terminate his employment with the Corporation at any time within 60 days after a Change of Control Event if, after the Change of Control Event there is any material change, reduction or diminution (except temporarily during any period of physical or mental incapacity or Disability of the Executive) in the Executive’s titles, status or positions, authority, duties or responsibilities with the Corporation.

2.7.5.2.

If the Executive’s Employment with the Corporation is voluntarily terminated in accordance with paragraph 2.7.5.1 or terminated without good cause within three (3) months of a Change in Control Event, then the Corporation shall pay the Executive an amount equal to 50% the sum of the Base Salary, which amount is payable within 30 days of the Date of Termination.

2.7.5.3.

In the event of a Change in Control Event, the Executive Stock Options and any other equity awards which have not been released shall be released immediately and be immediately exercisable subject to the terms of the Stock Option Agreement, the Stock Option Plan or any other agreement governing such other equity awards.

2.7.6.	Termination by Executive

The Executive may terminate his employment at any time without good reason by providing two (2) week’s written notice to the Corporation. In the event that the Executive’s employment with the Corporation is terminated during the term of this Agreement by the Executive without good reason, the Executive shall not be entitled to any additional payments or benefits hereunder, other than any amounts due and owing as of the termination date.

2.7.7.	Resignation of Positions.

The Executive agrees that after termination of his employment with the Corporation for any reason he will tender his resignation from any position he may hold as an officer, director, trustee, member employee or agent of the Corporation or as an officer, director, trustee, member, employee or agent of any of its affiliated or associated companies if so requested by the Board.

2.7.8.	Fair and Reasonable Provisions

The Corporation and Executive acknowledge and agree that the provisions of Section 2.7 of this Agreement regarding further payments of the Base Salary, and the release of the Executive Stock Options and other option or equity grants, constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts the Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

2.8.	General Provisions regarding Employment Services
2.8.1.

Indemnification. Except in the case of gross negligence or wilful misconduct, the Corporation hereby covenants and agrees that, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever (a “Proceeding”) by reason of, or as a result of, the fact that he is or was a Director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a trustee, director, officer, member, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation’s constating documents or, if greater, by applicable federal, state or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, attorney’s fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith (collectively the “Indemnification Amounts”), and such indemnification shall continue as to the Executive even if he has ceased to be a Director, officer, member, employee or agent of the Corporation and shall enure to the benefit of the Executive the Indemnification Amounts incurred, or reasonably estimated to be incurred, by him immediately upon receipt by the Corporation of a written request for such advance.

2.8.2.

Liability Insurance. The Corporation shall use its best efforts to obtain third party liability insurance for the Executive (including directors and officers liability insurance in amount to be determined in conjunction with the Corporation’s insurance broker) for insuring the

Executive for any claims arising from the negligent acts or omissions of the Executive or the Corporation during the period the Executive was employed by the Corporation.

2.8.3.

Beneficiaries. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Corporation written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

D.	GENERAL PROVISIONS REGARDING EMPLOYMENT SERVICES
3.1	Assignability.
3.1.1.

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than:

3.1.1.1.	his rights to compensation and benefits, in whole or in part, which may be transferred by the Executive to
(a)	a corporation owned or controlled by the Executive or members of the Executive’s family,
(b)	a trust, the beneficiaries of which are the Executive or members of the Executive’s family, or
(c)	a charity, a foundation or trust established for charitable purposes, or which may be transferred by the Executive’s will or the operation of law; or
3.1.1.2.	to a corporation through which the Executive shall provide the services required of him hereunder.
3.1.2.

In the event that the Corporation amalgamates with another Corporation or changes its name, this Agreement will continue in full force and effect between the Executive and the newly amalgamated or named Corporation.

3.2.

Authorization. The Corporation represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Corporation and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

3.3.	Obligations to the Corporation
3.3.1.	No Conflicting Obligations
3.3.1.1.	The Executive warrants to the Corporation that
(a)	the performance of his duties as an employee of the Corporation will not breach any agreement or other obligation to keep confidential the proprietary information of any other party; and

(b)

he is not bound by any agreement with obligation to any other party that conflicts with his obligations as a consultant or as an employee of the Corporation or that may affect the Corporation’s interest in the Developments.

3.3.1.2.	The Executive will not, in the performance of the Executive’s duties as an employee of the Corporation:
(a)	improperly bring to the Corporation or use any trade secrets, confidential information or other proprietary information of any other party; or
(b)	knowingly infringe the intellectual property rights of any other party.
3.3.2.

Non-Solicitation. The Executive agrees that, for a one (1) year period following the Employment Termination Date, for any reason whatsoever, he shall not, without the consent of the Board by resolution, engage in any solicitation of clients, customers or any individuals or firms with respect to which the Corporation had dealings (and whether or not any contractual arrangements have been concluded as between the Corporation and any such individuals or firms) which might benefit any competitor of the Corporation.

3.3.3.	Confidential Information.
3.3.3.1.

All Confidential Information, whether it is developed by the Executive or by others employed or engaged by or associated with the Corporation or its affiliates or clients, is the exclusive and confidential property of the Corporation or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

3.3.3.2.

As a consequence of the acquisition of Confidential Information, the Executive will occupy a position of trust and confidence with respect to the affairs and business of the Corporation and its affiliates and clients. In view of the foregoing, it is reasonable and necessary for the Executive to make the following covenants regarding the Executive’s conduct during and subsequent to the Executive’s employment by the Corporation:

(a)

At all times during and subsequent to the Executive employment with the Corporation, the Executive will not disclose Confidential Information to any person (other than as necessary in carrying out the Executive’s duties on behalf of the Corporation) without first obtaining the Corporation’s consent, and the Executive will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

(b)

At all times during and subsequent to the Executive’s employment with the Corporation, the Executive will not use, copy, transfer or destroy and Confidential Information (other than as necessary in carrying out the Executive’s duties on behalf of the Corporation) without first obtaining the Corporation’s consent and the Executive will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.

(c)

Within two (2) business days after the termination of the Executive’s employment for any reason, the Executive will promptly deliver to the Corporation all property of or belonging to or administered by the Corporation including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Executive’s possession or under the Executive’s control.

3.3.3.3.

Consent to Enforcement. The Executive confirms that all restrictions in Section 3.3, are reasonable and valid and any defences to the strict enforcement thereof by the Corporation are waived by the Executive. Without limiting the generality of the foregoing, the Executive hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Executive is in breach of any of the provisions stipulated in Section 3.3. The Executive hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

3.3.3.4.

The Executive’s obligations under each of Section 3.3 are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, or termination of this Agreement or the Executive’s wrongful dismissal by the Corporation.

3.4.

Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

3.5.	Amendment or Waiver.
3.5.1.

Save and except for any increases to the salary, benefits, options or other compensation payable to the Executive or changes to matters dealt with or referred to in the Schedules, no provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Corporation.

3.5.2.

No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Corporation, as the case may be.

3.6.

Compliance with Policies and Laws. The Executive agrees to abide by all the Corporation’s policies and procedures, including without limitation, the Corporation’s code of conduct. The Executive also agrees to abide by all laws applicable to the Corporation, in each jurisdiction that it does business, including without limitation securities and regulations governing publicly traded companies.

3.7.

Governing Law and Venue. This Agreement has been executed and delivered in the State of Texas and its interpretation, validity and performance shall be exclusively construed and enforced in accordance with the laws of such State.

3.8.

Notices. Any notice required or permitted to be given under this Agreement shall be in writing, sent by registered or certified mail, postage prepaid, or personally delivered to the following addresses:

(a)	in the case of the Corporation:

SOUTHERN STAR ENERGY INC.

307 – 1178 Hamilton Street

Vancouver, BC V6B 2S2

(b)	in the case of the Executive:

DOUGLAS M. HARWELL

616 Memorial Hieghts Drive, Apt. 17303

Houston, TX 77007

or to such other address as parties hereto may specify, in writing, from time to time. Notices shall be effective upon actual receipt.

3.9.

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

3.10.	Currency. Unless otherwise specified herein, all references to dollar or dollars are references to United States dollars.
3.11.

Further Assurances. Each of the Executive and the Corporation will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Executive or the Corporation may require for the purposes of giving effect to this Agreement.

3.12.

Counterparts/Facsimile Execution. This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said Agreement.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Agreement as of the date first above written above.

SOUTHERN STAR ENERGY INC.

Per:	/s/ William David Gibbs
Authorized Signatory

EXECUTED by DOUGLAS M. HARWELL in the presence of: /s/ Rae Lynn Wertz Signature Rae Lynn Wertz Print Name 110 Cypress Station Drive Address Houston, TX 77090 Manager of Administration Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Douglas Harwell DOUGLAS M. HARWELL

Schedule “A”

Escrow Agreement

Schedule “B”

Stock Option Agreement

NONE OF THE SECURITIES TO WHICH THIS SUBSCRIPTION AGREEMENT (THE "AGREEMENT") RELATES HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

STOCK OPTION AND SUBSCRIPTION AGREEMENT

For U.S. Persons

This AGREEMENT is entered into as of the 16th day of June, 2008 (the "Date of Grant").

BETWEEN:

SOUTHERN STAR ENERGY INC., with an office at Suite 152, 110 Cypress Station Drive, Houston, TX 77090 (the "Company")

AND:

DOUGLAS M. HARWELL, a person with a residential address at 616 Memorial Heights Drive, Apt. 17303, Houston, TX 77007 (the "Optionee")

WHEREAS:

A.                          The Company's board of directors (the "Board") has approved a Stock Option Plan (the "Plan"), whereby the Board is authorized to grant stock options to purchase common shares of the Company pursuant to the Plan to the directors, officers, employees, management company employees and consultants of the Company;

B.                          The Optionee provides services to the Company as an operations manager of the Company (the “Services”); and

C.                          The Company seeks to grant stock options to purchase a total of TWO HUNDRED AND FIFTY THOUSAND (250,000) shares of Common Stock to the Optionee as an incentive for the provision of the Services.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree as follows:

1.1                         In this Agreement, the following terms shall have the following meanings:

(a)	"Common Stock" means the shares of common stock of the Company;
(b)	"Exercise Payment" means the amount of money equal to the Exercise Price multiplied by the number of Optioned Shares specified in the Notice of Exercise;
(c)	"Exercise Price" means $1.00;

(d)	"Expiry Date" means June 16, 2013;
(e)

"Notice of Exercise" means a notice in writing addressed to the Company at its address first recited (or such other address of the Company as may from time to time be notified to the Optionee in writing), substantially in the form attached as Appendix "A" hereto, which notice shall specify therein the number of Optioned Shares in respect of which the Options are being exercised;

(f)

"Options" means the irrevocable right and option to purchase, from time to time, all, or any part of the Optioned Shares granted to the Optionee by the Company pursuant to Section 1.2 of this Agreement;

(g)	"Optioned Shares" means the shares of Common Stock, subject to the Options;
(h)	"Securities" means, collectively, the Options and the Optioned Shares;
(i)	"Shareholders" means holders of record of the shares of Common Stock;
(j)	"U.S. Person" shall have the meaning ascribed thereto in Regulation S under the 1933 Act, and for the purpose of this Agreement includes any person in the United States; and
(k)	"Vested Options" means the Options that have vested in accordance with Section 1.3 of this Agreement.

1.2                         The Company hereby grants to the Optionee, on the terms and conditions set out in this Agreement and in the Plan, Options to purchase a total of TWO HUNDRED AND FIFTY THOUSAND (250,000) Optioned Shares at the Exercise Price.

1.3                         The TWO HUNDRED AND FIFTY THOUSAND (250,000) Options shall vest in accordance with the following schedule:

(a)	EIGHTY THREE THOUSAND THREE HUNDRED THIRTY FOUR (83,334) Options shall vest on the first anniversary of the Date of Grant;
(b)	EIGHTY THREE THOUSAND THREE HUNDRED THIRTY THREE (83,333) Options shall vest on the second anniversary of the Date of Grant; and
(c)	EIGHTY THREE THOUSAND THREE HUNDRED THIRTY THREE (83,333) Options shall vest on the third anniversary of the Date of Grant.

1.4                         Notwithstanding any provisions of the Plan, the Agreement dated June 16, 2008 between the Optionee and the Company (the "Employment Agreement") or this Agreement, Vested Options may only be exercised if the Optionee is an employee at the time of the exercise of any such Options.

1.5                         The Options shall, at 5:00 p.m. (Vancouver time) on the Expiry Date, expire and be of no further force or effect whatsoever.

1.6                         Vested Options shall terminate, to the extent not previously exercised, in accordance with Section 5(g) of the Plan. Unless the Company undergoes a Change of Control, as defined in the Employment Agreement, each unvested Option granted pursuant hereto shall terminate immediately upon termination of or resignation from the Optionee's employment or contractual relationship with the Company for any reason whatsoever. Upon a Change of Control, each unvested Option will immediately vest in accordance with the Employment Agreement.

1.7                         Subject to the provisions of this Agreement and the Plan and subject to compliance with any applicable securities laws, the Options shall be exercisable, in full or in part, at any time after vesting, until termination; provided, however, that if the Optionee is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 with respect to the shares of Common Stock, the Optionee shall be precluded from selling, transferring or otherwise disposing of any shares of Common Stock underlying any Options during the six (6) months immediately following the grant of that Option. If less than all of the shares included in the vested portion of any Options are purchased, the remainder may be purchased at any subsequent time prior to the Expiry Date. Only whole shares may be issued pursuant to the exercise of any Options, and to the extent that any Options covers less than one (1) share, it is unexercisable.

Each exercise of the Options shall be by means of delivery of a Notice of Exercise (which may be in the form attached hereto as Appendix A) to the President of the Company at its principal executive office, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash by certified check or cashier's check in the amount of the full exercise price for the shares of Common Stock to be purchased. In addition to payment in cash by certified check or cashier's check, an Optionee or transferee of the Options may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

(a)

by delivering a properly executed Notice of Exercise together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the shares of Common Stock and deliver directly to the Company the amount of sale or margin loan proceeds to pay the exercise price; or

(b)	by complying with any other payment mechanism approved by the Board at the time of exercise.

It is a condition precedent to the issuance of Optioned Shares that the Optionee execute and/or deliver to the Company all documents and withholding taxes required in accordance with applicable laws.

1.8                         Nothing in this Agreement shall obligate the Optionee to purchase any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised the Options in the manner provided in this Agreement.

1.9                         Reference is made to the Plan and the Employment Agreement for particulars of the rights and obligations of the Optionee and the Company in respect of:

(a)	the terms and conditions on which the Options are granted; and
(b)	a consolidation or subdivision of the Company's share capital or an amalgamation or merger;

all to the same effect as if the provisions of the Plan were set out in this Agreement and to all of which the Optionee assents.

1.10                       The terms of the Options are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies among this Agreement, the Employment Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan.

2.	Documents Required from Optionee

2.1                         The Optionee must complete, sign and return an executed copy of this Agreement to the Company.

2.2                         The Optionee shall complete, sign and return to the Company as soon as possible, on request by the Company, any documents, questionnaires, notices and undertakings as may be required by regulatory authorities, and applicable law.

3.	Acknowledgements of the Optionee

3.1                         The Optionee acknowledges and agrees that:

(a)	the Optionee is an executive officer of the Company;
(b)

the Securities have not been registered under the 1933 Act or under any state securities or "blue sky" laws of any state of the United States, and are being offered only in a transaction not involving any public offering within the meaning of the 1933 Act, and, unless so registered, may not be offered or sold in the United States or to U.S. Persons (as defined herein), except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act, and in each case only in accordance with applicable state securities laws;

(c)

the Company will refuse to register any transfer of the Securities not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act;

(d)

the decision to execute this Agreement and acquire the Securities hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company and such decision is based solely upon a review of publicly available information regarding the Company available on the website of the United States Securities and Exchange Commission (the "SEC") available at www.sec.gov (the "Company Information");

(e)

the Company is entitled to rely on the representations and warranties and the statements and answers of the Optionee contained in this Agreement, and the Optionee will hold harmless the Company from any loss or damage it may suffer as a result of the Optionee's failure to correctly complete this Agreement;

(f)

the Optionee has been advised to consult its own legal, tax and other advisors with respect to the merits and risks regarding the exercise of the Options and the issuance of the Optioned Shares and with respect to applicable resale restrictions and it is solely responsible (and the Company is in any way responsible) for compliance with applicable resale restrictions;

(g)

the Securities are not listed on any stock exchange or automated dealer quotation system and no representation has been made to the Optionee that any of the Securities will become listed on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the shares of Common Stock on the OTC Bulletin Board;

(h)	neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities;
(i)	no documents in connection with this Agreement have been reviewed by the SEC or any state securities administrators;
(j)	there is no government or other insurance covering any of the Securities; and
(k)	this Agreement is not enforceable by the Optionee unless it has been accepted by the Company.
4.	Representations, Warranties and Covenants of the Optionee

4.1                         The Optionee hereby represents and warrants to and covenants with the Company (which representations, warranties and covenants shall survive the closing) that:

(a)	the Optionee is an executive officer of the Company;
(b)	the Optionee is a U.S. Person;

(c)	the Optionee has received and carefully read this Agreement;
(d)

the Optionee has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and, if the Optionee is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize execution and performance of this Agreement on behalf of the Optionee;

(e)

the Optionee (i) has adequate net worth and means of providing for its current financial needs and possible personal contingencies, (ii) has no need for liquidity in this investment, and (iii) is able to bear the economic risks of an investment in the Securities for an indefinite period of time, and can afford the complete loss of such investment;

(f)	all information contained in this Agreement is complete and accurate and may be relied upon by the Company;
(g)

the Optionee has the requisite knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Securities and the Company, and the Optionee is providing evidence of such knowledge and experience in these matters through the information requested in this Agreement;

(h)

the Optionee understands and agrees that the Company and others will rely upon the truth and accuracy of the acknowledgements, representations, warranties, covenants and agreements contained in this Agreement and agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, the Optionee shall promptly notify the Company;

(i)	the Optionee is aware that an investment in the Company is speculative and involves certain risks, including the possible loss of the investment;
(j)

the entering into of this Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to, or, if applicable, the constating documents of, the Optionee, or of any agreement, written or oral, to which the Optionee may be a party or by which the Optionee is or may be bound;

(k)	the Optionee has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Optionee enforceable against the Optionee;
(l)

the Optionee has the requisite knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Securities and the Company, and the Optionee is providing evidence of such knowledge and experience in these matters through the information requested in this Agreement;

(m)

the Optionee understands and agrees that the Company and others will rely upon the truth and accuracy of the acknowledgements, representations and agreements contained in this Agreement, and agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, the Optionee shall promptly notify the Company;

(n)

the Optionee is purchasing the Securities for its own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others, and no other person has a direct or indirect beneficial interest is such Securities, and the Optionee has not subdivided his interest in the Securities with any other person;

(o)

the Optionee is not an underwriter of, or dealer in, the shares of Common Stock, nor is the Optionee participating, pursuant to a contractual agreement or otherwise, in the distribution of the Securities;

(p)

the Optionee has made an independent examination and investigation of an investment in the Securities and the Company and has depended on the advice of its legal and financial advisors and agrees that the Company will not be responsible in anyway whatsoever for the Optionee's decision to acquire the Securities;

(q)

if the Optionee is acquiring the Securities as a fiduciary or agent for one or more investor accounts, the Optionee has sole investment discretion with respect to each such account, and the Optionee has full power to make the foregoing acknowledgements, representations and agreements on behalf of such account;

(r)

the Optionee is not aware of any advertisement of any of the Securities and is not acquiring the Securities as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(s)	no person has made to the Optionee any written or oral representations:
(i)	that any person will resell or repurchase any of the Securities,
(ii)	that any person will refund the purchase price of any of the Securities,
(iii)	as to the future price or value of any of the Securities, or
(iv)

that any of the Securities will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the Securities of the Company on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the shares of Common Stock on the OTC Bulletin Board; and

(t)

In this Agreement, the term "U.S. Person" shall have the meaning ascribed thereto in Regulation S promulgated under the 1933 Act and for the purpose of this Agreement includes any person in the United States.

5.	Acknowledgement and Waiver

5.1                         The Optionee has acknowledged that the decision to enter into this Agreement was solely made on the basis of publicly available information contained in the Company Information. The Optionee hereby waives, to the fullest extent permitted by law, any rights of withdrawal, rescission or compensation for damages to which the Optionee might be entitled in connection with the distribution of any of the Securities.

6.	Legending of Subject Securities

6.1                         The Optionee hereby acknowledges that that upon the issuance thereof, and until such time as the same is no longer required under the applicable securities laws and regulations, the certificates representing any of the Securities will bear a legend in substantially the following form:

"NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD

EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS."

The Optionee hereby acknowledges and agrees to the Company making a notation on its records or giving instructions to the registrar and transfer agent of the Company in order to implement the restrictions on transfer set forth and described in this Agreement.

7.	Costs

7.1                         The Optionee acknowledges and agrees that all costs and expenses incurred by the Optionee (including any fees and disbursements of any special counsel retained by the Optionee) relating to the acquisition of the Securities shall be borne by the Optionee.

8.	Governing Law

8.1           This Agreement is exclusively governed by the laws of the State of Texas and the federal laws of the United States applicable therein. The Optionee irrevocably and exclusively attorns to the jurisdiction of the courts of the State of Texas.

9.	Survival

9.1                         This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the exercise of the Options and the corresponding acquisition of the shares underlying the Options by the Optionee pursuant hereto.

10.	Assignment

10.1                         This Agreement is not transferable or assignable.

11.	Counterparts and Electronic Means

11.                         This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first above written.

12.	Currency

12.1                         Unless explicitly stated otherwise, all funds in this Agreement are stated in United States dollars.

13.	Severability

13.1                       The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

14.	Entire Agreement

14.1                       Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement is the only agreement between the Optionee and the Company with respect to the Options, and this Agreement supersedes all prior and contemporaneous oral and written statements and representations and contains the entire agreement between the parties with respect to the Securities.

15.	Effectiveness

15.1                       This Agreement shall be deemed to be effective following the delivery by the Optionee to the Company of two fully executed copies of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

SOUTHERN STAR ENERGY INC.

By:
Authorized Signatory

WITNESSED BY: Name Address Occupation	) ) ) ) ) ) ) ) ) )	DOUGLAS M. HARWELL

APPENDIX A

TO:	Southern Star Energy Inc.

152 – 110 Cypress Station Drive

Houston, Texas 77090

Notice of Exercise

This Notice of Exercise shall constitute proper notice pursuant to Section 1.7 of the Stock Option and Subscription Agreement dated as of June 16, 2008 (the "Agreement"), between the Company and the undersigned. The undersigned hereby elects to exercise Optionee's option to purchase____________________ shares of the common stock of the Company at a price of $1.00 per share, for aggregate consideration of $____________, on the terms and conditions set forth in the Agreement. Such aggregate consideration, in the form specified in Section 1.7 of the Agreement, accompanies this notice.

The Optionee hereby directs the Company to issue, register and deliver the certificates representing the shares as follows:

Registration Information:	Delivery Instructions:

Name to appear on certificates	Name

Address	Address

Telephone Number

DATED at ____________________________________, the _______ day of______________, _______.

(Name of Optionee – Please type or print)

(Signature and, if applicable, Office)

(Address of Optionee)

(City, State, and Zip Code of Optionee)

(Fax Number)

Schedule “C”

Executive’s Health Insurance Plan

Provider	Subscriber #	Group Number
United Health Care (Health)	843309628	218770
MetLife Dental (Dental)		5021438

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